Exhibit 99.1

MCEWEN MINING REPORTS 2018 FULL YEAR AND Q4 RESULTS

TORONTO, February 21, 2019 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported fourth quarter and full year results for the period ended December 31, 2018. For the year, McEwen Mining achieved record production of 175,640 gold equivalent ounces(1) (“GEOs”), at cash costs of $817(2) per GEO and all-in sustaining costs (“AISC”) of $1,002 per GEO. Our 2019 production guidance is 210,000 GEOs, a 20% increase over 2018 production, at average cash costs and AISC per GEO of $877 and $1,034, respectively. During 2018, we invested heavily in areas that we believe will enhance our future growth and profitability. We invested $35 million in exploration, $66 million in construction at the Gold Bar Mine in Nevada, and $10 million to advance our Fenix and Los Azules projects. As a result we are reporting a consolidated net loss for 2018 of $45 million, or $0.13 per share.

At December 31, 2018 we had cash and liquid assets of $38 million, including cash and restricted cash of $31 million. In August 2018 we raised $50 million in debt to fund construction of the Gold Bar Mine. We decided to debt finance a portion of the required capital rather than issuing equity because we strongly believed that higher gold and silver prices were close at hand, and that our share price should improve as a result.

Our year end conference call will take place today, Thursday, February 21 at 11am EST. Details are provided below.

The table below provides production and cost results for the fourth quarter and year ended December 31, 2018, comparative results from last year, and production and cost guidance for 2019.

Production and Costs

	Q4		Full Year		Full Year
	2017	2018	2017	2018	2019 Guidance
Consolidated Production
Gold (oz)	48,609	29,369	109,947	135,203	167,000
Silver (oz)	926,739	819,439	3,178,742	3,032,694	3,225,000
GEOs(1)	60,965	40,296	152,329	175,640	210,000
Gold Bar Mine, Nevada
GEOs(1)	—	—	—	—	55,000
Cash Costs ($/GEO)(1)(4)	—	—	—	—	930
AISC ($/GEO)(1)(4)	—	—	—	—	975
Black Fox Mine, Canada(5)
GEOs(1)	14,279	11,177	14,279	48,928	50,000
Cash Costs ($/GEO)(1)(4)	865	864	865	845	905
AISC ($/GEO)(1)(4)	1,319	1,074	1,319	1,137	1,080
El Gallo Mine, Mexico
GEOs(1)	19,893	5,632	46,694	39,105	13,000
Cash Costs ($/GEO)(1)(4)	1,135	849	791	733	875
AISC ($/GEO)(1)(4)	1,251	877	909	771	915
San José Mine, Argentina (49%)(3)
Gold (oz)	14,528	12,602	49,233	47,331	49,000
Silver (oz)	919,898	816,347	3,159,352	3,020,696	3,225,000
GEOs(1)	26,793	23,487	91,357	87,607	92,000
Cash Costs ($/GEO)(1)(4)	699	817	839	851	830
AISC ($/GEO)(1)(4)	828	1,013	1,027	1,061	1,060

McEwen Mining Inc.

Notes:

1.         Silver and gold production are presented as gold equivalent ounces (GEOs). GEOs approximate prevailing spot prices at the beginning of the year. The silver to gold ratio used for 2017, 2018 and 2019 is 75:1.

2.         All amounts are reported in US dollars unless otherwise stated.

3.         Represents the portion attributable to us from our 49% interest in the San José Mine.

4.         Earnings from mining operations, total cash costs per GEO, all-in sustaining costs (AISC) per GEO, and cash, investments and precious metals are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

5.         Since the Black Fox mine was acquired on October 6, 2017, only gold production from the mine after this date was included in the 2017 total.

For the SEC Form 10-K Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

The table below provides financial highlights for the year ended December 31, 2018, and comparative results from last year.

Financial Highlights

	Year Ended Dec 31, 2017	Year Ended Dec 31, 2018
Treasury
Cash, Investments and Precious Metals ($ millions)(4)	68.1	37.8
Cash and Restricted Cash ($ millions)	37.2	30.5
Working Capital ($ millions)	49.2	23.4
Debt (Notes) ($ millions)	nil	50.0
Earnings from Mining Operations(4)
El Gallo Mine ($ millions)	22.1	30.4
San José Mine (49%) ($ millions)	24.5	13.4
Black Fox Mine ($ millions)	2.2	7.1
Consolidated Net Income
Net Income (Loss) ($ millions)	(10.6)	(44.9)
Net Income (Loss) per Share ($)	(0.03)	(0.13)
Cash Flow
Net Cash (Used In) Provided By Operations Activities ($ millions)	(27.6)	0.5

Gold Bar Mine, Nevada, USA (100%)

Construction of the Gold Bar Mine started in November 2017 and by year-end 2018 we had invested $72 million, approximately 89% of the total construction budget of $81 million, the balance of which will be spent in Q1 2019. In 2018, our exploration expenditures of $5 million resulted in an increase in our gold reserves of 8%, which extended the Mine’s estimated life to 7.4 years from 6.3 years. It is expected that a portion of the resources at Gold Bar South will be converted to reserves once the permits for development are in place, which would further extend the Mine’s life. See Tables 1.1 to 1.3 for updated mineral resource and reserve estimates.

Our 2019 exploration budget on the Gold Bar property is $5 million. Exploration drilling will target both near surface and deep Carlin-type mineralization.

Gold Bar 2019 production guidance is 55,000 gold ounces at cash costs and AISC per GEO of $930 and $975, respectively. The first gold ingot weighing 390 ounces was poured at the Mine on February 16, 2019. Heavy snowfall at Gold Bar and being understaffed have recently impacted our operating activities, particularly delaying the ramp-up of the crushing plant, as a consequence we expect to achieve commercial production during Q2 2019.

McEwen Mining Inc.

Gold Bar Feasibility Study (2018)

Our 2019 cash costs guidance of $930 per GEO at Gold Bar is approximately 6% higher than that projected for the first year of operations in our feasibility study. This is primarily due to an increase in the amount of waste stripping. A revised mining schedule has been designed to better position the mine for its second year of production in 2020, which is estimated to have 20% lower cash costs and 35% higher gold production.

Black Fox Mine, Canada (100%)

Production in 2018 was 48,928 GEOs, in-line with our production guidance of 48,000 GEOs. For 2018, total cash costs and AISC per GEO were $845 and $1,137, respectively.

Black Fox 2019 production guidance is 50,000 gold ounces at cash costs and AISC per GEO of $905 and $1,080, respectively. The Black Fox mine is undergoing significant changes in management, workforce and mining practices, with the objective of improving the overall economic performance of the mine in 2019-2020. So far in 2019 the mine has faced some challenges reaching targeted productivity levels, although we believe these issues are temporary and should not impact our planned output in 2019.

In 2018, we spent $21 million on exploration at the Black Fox Complex. Our 2019 exploration budget is $17 million.

The mineral resource and reserve estimates for the Black Fox Mine have been updated (Tables 2.1 and 2.2) to reflect mine depletion, additions from exploration, and the deletion of certain resource blocks that are deemed inaccessible due to prior mining activity. Resources and reserves decreased by 19% and 21%, respectively. The mineral resource for the Stock East exploration project was updated and increased by 32% (Table 2.3). Resource estimates for other deposits at the Black Fox Complex including Froome, Grey Fox and Tamarack are unchanged.

San José Mine, Argentina (49%)

Our attributable production from San José in 2018 was 47,331 gold ounces and 3,020,696 silver ounces, for a total of 87,607 GEOs. Compared to 2017, gold and silver production were down 4%, primarily due to lower average mined grades of gold and silver. For 2018, total cash costs and ASIC per GEO were $851 and $1,061, respectively.

During 2018, we received $10 million in dividends from our interest in San José. For 2019, we expect to receive $7-10 million in dividends, with the final amount being determined by the profitability, treasury position, and decisions on capital and exploration investments.

In 2018, $6 million was invested in exploration at San José, and the 2019 exploration budget is $5 million (100% basis).

San José 2019 production guidance is 49,000 gold ounces and 3,225,000 silver ounces, for a total of 92,000 GEOs attributable to us, at cash costs and AISC per GEO of $830 and $1,060, respectively.

The mineral resource and reserve estimates for the San José Mine have been updated (Tables 3.1 and 3.2) to reflect mine depletion and additions from exploration. Resources increased by 11% and reserves decreased by 10%.

El Gallo Project, Mexico (100%)

Production in 2018 was 39,105 GEOs. For 2018, total cash costs and AISC per GEO were $733 and $771, respectively. Mining activity ceased at El Gallo by the end of Q2 2018.

El Gallo 2019 production guidance is 13,000 gold ounces at cash costs and AISC per GEO of $875 and $915, respectively. These ounces are derived from residual heap leaching activities that are ongoing and will continue for several years.

Fenix Project

In 2018, we invested $4 million to advance the development of the Fenix Project. Activities included metallurgical studies, permit applications, and the preparation of a feasibility study. The Fenix Project’s PEA is available for review on our website and SEDAR (www.sedar.com).

McEwen Mining Inc.

Potential Sale

Our focus is on delivering near-term production growth from our projects in the United States and Canada, and on advancing Los Azules. As part of our capital allocation strategy we will be exploring the potential sale of our Mexican assets. We anticipate that half of the net proceeds from the potential sale would be used to advance the development of projects with the greatest potential to significantly improve our share value, and the balance would be used to retire a portion of our debt.

McEwen Mining Inc.

Los Azules Project, Argentina (100%)

We spent $6 million at Los Azules during 2018. The activities performed were mainly technical site investigations and environmental base line monitoring work, to advance permitting efforts. We are currently investigating a new access route to the project that, if developed into a road, could provide year-round access to Los Azules, greatly accelerating the potential development of the project and reducing operating costs. Our 2019 exploration budget for Los Azules is $3 million.

Distribution

During the year ended December 31, 2018, the Company paid two semi-annual distributions on February 14 and September 4, totaling $0.01 per share of common stock, for total distributions of $3.4 million. The next semi-annual distribution of a ½ cent per share will be paid on March 15, 2019, to shareholders of record on March 8, 2019.

Conference Call and Webcast

We invite you to join our conference call, during which management will discuss our 2018 financial results and project developments and follow with a question and answer session. Questions can be asked directly by participants over the telephone or can be emailed in advance to info@mcewenmining.com.

Thursday, February 21, 2019 at 11am EST	Toll Free US & Canada:	1 (844) 630-9911
	Outside US & Canada:	1 (210) 229-8828
	Conference ID Number:	3366294
	Webcast Link:	https://edge.media-server.com/m6/p/yb78r4sn

An archived replay of the webcast will be available for one week after it takes place. Access the replay using the link https://edge.media-server.com/m6/p/yb78r4sn or calling (855) 859-2056 (North America) / (404) 537-3406 (International), Conference ID Number 3366294.

Resource and Reserve Updates

Mineral resources and reserves have been updated for the Gold Bar Mine and Gold Bar South (Nevada), Black Fox Mine and Stock Project (Ontario), and San José Mine (Argentina). Resources for other deposits in our portfolio are unchanged from the previous estimates. For a summary of all the McEwen Mining’s resources and reserves refer to the tables on our website.

The following statements apply to information contained in the resource and reserve tables below:

•                  Mineral Resources are inclusive of Mineral Reserves;

•                  Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that any part of the Mineral Resources estimated will be converted into a Mineral Reserves estimate;

•                  Numbers in the tables have been rounded to reflect the accuracy of the estimates and may not sum due to rounding;

•                  The Inferred Mineral Resource in this estimate has a lower level of confidence than that applied to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of the Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration;

•                  Quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated;

•                  Mineral resources and reserves were estimated using the guidelines set out in the CIM Definition Standards for Mineral Resources and Reserves prepared by the CIM Standing Committee on Reserve Definitions;

•                  For additional information about the projects, please refer to the following NI 43-101 technical reports:

McEwen Mining Inc.

• San José Mine: “Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina” dated August 15, 2014 with an effective date of December 31, 2013;

• Gold Bar: “Gold Bar Project Form 43-101F1 Technical Report Feasibility Study” dated March 30, 2018 with an effective date of November 8, 2017;

• Black Fox Complex: “Technical Report for the Black Fox Complex, Canada” dated April 6, 2018 with an effective date of October 31, 2017.

Gold Bar Mine Resource and Reserve Update

SRK Consulting (U.S.), Inc. developed the updated resource estimate in accordance with the requirements of NI 43-101. The resource estimate is comprised only of gold resources that fall inside the boundaries of a conceptual pit and the permitted mine area. Cut-off grades and inputs for the conceptual pit are provided in the footnotes of the resource statement.

Table 1.1: Gold Bar Mine - Mineral Resource Estimate (US Standard Units unless otherwise indicated), December 31, 2018

Classification		Quantity (‘000 ton)	Grade Gold (oz/ton)	Grade Gold (Metric g/t)	Contained Gold (‘000 oz)
Measured Mineral Resource
Open Pit	Gold Bar	3,097	0.034	1.17	106
	Gold Bar South	—	—	—	—
Total Measured		3,097	0.034	1.17	106
Indicated Mineral Resources

Open Pit	Gold Bar	23,789	0.026	0.88	614
	Gold Bar South	3,488	0.029	0.99	100
Total Indicated		27,277	0.026	0.90	714
Total Measured + Indicated		30,374	0.027	0.92	819
Inferred Mineral Resources
Open Pit	Gold Bar	7,460	0.026	0.90	196
	Gold Bar South	123	0.042	1.44	5
Total Inferred		7,583	0.027	0.91	201

Independent Mining Consultants (IMC) developed the Mineral Reserve estimate in accordance with SEC Industry Guide 7 and NI 43-101. In accordance with NI 43-101, only resources in the Measured or Indicated resource category can be included as Proven or Probable reserves.

Table 1.2: Gold Bar Mine - Mineral Reserve Estimate (US Standard Units), December 31, 2018

Classification	Quantity (‘000 ton)	Contained Grade Gold (oz/ton)	Recoverable Gold Grade (oz/ton)	Contained Gold (‘000 oz)	Recoverable Gold (‘000 oz)
Proven	2,411	0.037	0.030	88	72
Probable	15,725	0.028	0.023	436	357
Total Proven + Probable	18,136	0.029	0.024	524	430

Table 1.3: Gold Bar Mine - Mineral Reserve Estimate (Metric Units for Tonnage and Grade), December 31, 2018

Classification	Quantity (‘000 tonne)	Contained Grade Gold (g/t)	Recoverable Gold Grade (g/t)	Contained Gold (‘000 oz)	Recoverable Gold (‘000 oz)
Proven	2,187	1.27	1.03	88	72
Probable	14,265	0.96	0.79	436	357
Total Proven + Probable	16,453	0.99	0.82	524	430

Table 1.1-1.3 Notes:

McEwen Mining Inc.

•    Gold Bar resources are stated as contained within a potentially economically mineable open pit with optimization parameters of: gold price of US$1,350/oz Au, 82% recovery and US$5/oz Au Sales Cost; waste mining costs of US$1.85/t (Cabin Creek), US$1.80/t (Gold Pick) and US$1.78/t (Gold Ridge);  ore mining and processing costs (OMPC) of US$9.57/t (Cabin Creek), US$9.48/t (Gold Pick) and US$10.57/t (Gold Ridge); 54° pit slopes for Gold Pick and Cabin Creek, and a 42° pit slope for Gold Ridge;

•    Gold Bar South resources are stated as contained within a potentially economically mineable open pit with optimization parameters of: gold price of US$1,350/oz Au, assigned recovery 82% for gold, an ore mining cost of US$2.80/t, waste mining cost of US$1.80/t, ore processing cost of US$6.74/t, and pit slopes of 50°;

•    Resources are reported using gold cut off grades of 0.007 oz/t (Gold Pick and Cabin Creek) and 0.008 oz/t (Gold Ridge and Gold Bar South);

•    Reserves stated in the table above are contained within an engineered pit design;

•    Reserves equal the total ore planned for processing from the mine plan based on a US$1,250/oz gold price.

Black Fox Complex Resource and Reserve Updates

SRK Consulting (Canada) Inc. developed the mineral resource for the Black Fox Mine. The mineral reserve for the Black Fox Mine was developed by the site engineering team; the updating of the mineral resource for the Stock East Property was undertaken by McEwen Mining. All resource and reserve statements are as at December 31, 2018. Resource estimates for other deposits in the complex, including Froome, Grey Fox and Tamarack, are unchanged.

Table 2.1: Black Fox Mine - Mineral Resource Estimate, December 31, 2018

Classification	Quantity (‘000 tonnes)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Indicated	1,901	7.72	472
Total Indicated	1,901	7.72	472

Table 2.2: Black Fox Mine - Mineral Reserve Estimate, December 31, 2018

Classification	Quantity (‘000 tonnes)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Probable	437	6.33	89
Total Probable	437	6.33	89

Table 2.1 and 2.2 Notes:

•    Resources are reported at a cut-off grade of 3.0 g/t Au, assuming an underground extraction scenario, a gold price of US$1500/oz and a metallurgical recovery of 96 percent.

•    Reserves are based on a cut-off value of 3.55 g/t Au (4.09 g/t Au including 15% dilution) assuming a gold price of US$1,250/oz, a C$:US$ exchange rate of 1.3:1, milling recoveries of 96% and operating costs of C$172.05/t.

•    Reserves are stated at a mill feed reference point and include for diluting materials and mining losses.

Table 2.3: Stock Property - Mineral Resource Estimate, December 31, 2018

Classification		Quantity (‘000 t)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Indicated Mineral Resource
Open Pit	East Zone	1,343	1.00	43
Underground	East Zone	147	3.50	17
Total Indicated		1,490	1.25	60

Inferred Mineral Resource
Open Pit	East Zone	1,657	1.01	54
Underground	East Zone	340	3.26	36
Total Inferred		1,997	1.39	90

McEwen Mining Inc.

Table 2.3 Notes:

•                                          Resources are stated as either contained within a potentially economically mineable open pit or outside of the pit shell as underground resources using the following parameters:  an assumed gold price of U$1500/oz , a metallurgical recovery of 94% and a cut off grade of 0.8gpt Au (mill cut off grade of 0.25gpt Au); a cut-off grade of 2.4 g/t Au was used for an underground scenario outside of the pit shell.

San José Mine Resource and Reserve Update

Hochschild Mining Plc (“Hochschild”), our joint venture partner, prepared the mineral resource and mineral reserve estimates for the San José mine as at December 31, 2018.

These figures, reported on a 100% basis, were prepared by Hochschild and audited by P&E Mining Consultants Inc. whose audit letter dated February 7, 2019, concluded that the estimates for the San José mine prepared by Hochschild at December 31, 2018 provide a reliable estimation of reserves and resources. The reserves as presented are in-situ and include mining dilution and mining losses, however they do not include allowances for mill or smelter recoveries.

Table 3.1: San José Mine - Mineral Reserve Estimate, December 31, 2018

Classification	Quantity (‘000 t)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (‘000 oz)	Contained Silver (M oz)
Proven	728	8.40	584	197	13.7
Probable	255	7.69	566	63	4.6
Total Proven & Probable	983	8.21	579	259	18.3

Table 3.2: San José Mine - Mineral Resource Estimate, December 31, 2018

Classification	Quantity (‘000 t)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (‘000 oz)	Contained Silver (M oz)
Measured	1,410	9.41	627	427	28.4
Indicated	1,070	6.86	464	236	16.0
Total Measured & Indicated	2,480	8.31	557	663	44.4
Total Inferred	1,696	6.73	386	367	21.1

Table 3.1 and 3.2 Notes:

•    Reserves and resources are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José mine.

•    Mineral resources and reserves were estimated by Hochschild Mining Plc; P&E Mining Consultants Inc. have audited the resource and reserve estimates and found that they meet the requirements for disclosure under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy (“JORC”) as well as the US Securities and Exchange Commission Industry Guide 7 for reserves.

•    Resource estimations utilized inverse distance and ordinary kriging methods depending upon data density.

•    Metal prices used were US$1,150/oz for gold and US$15.00/oz for silver.

•    For reserves average internal dilution was 2%, average mining and geotechnical dilution was 34% and mine extraction was 36%.

•    Resources for 2018 were defined at a cut-off grade of 305 gpt silver equivalent [AgEq = (Au x 81) + Ag].

McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a profitable gold and silver producer focused in the Americas. McEwen’s principal assets consist of: the San José mine in Santa Cruz, Argentina (49% interest); the Black Fox mine in Timmins, Canada; the Fenix Project in Mexico; the Gold Bar mine in Nevada; and the large Los Azules copper project in Argentina, advancing towards development.

McEwen has approximately 345 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 23% of the shares.

RELIABILITY OF INFORMATION REGARDING SAN JOSÉ

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

TECHNICAL INFORMATION

The technical contents of this news release has been reviewed and approved by Chris Stewart, P.Eng., President & COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining Inc. is required to prepare reports under the Securities Exchange Act of 1934 and the Canadian Securities Administrators’ National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”), under the Canadian securities laws because we are listed on the Toronto Stock Exchange (“TSX”) and subject to Canadian securities laws. Standards under NI 43-101 are materially different than the standards generally permitted in reports filed with the United States (“U.S.”) Securities and Exchange Commission (“SEC”).

Under NI 43-101, we report measured, indicated and inferred resources, which are measurements that are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves under Industry Guide 7. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. Therefore, U.S. investors are also cautioned not to assume that all or any part of inferred resources exist, or that they can be legally or economically mined.

Canadian regulations permit the disclosure of resources in terms of “contained ounces” provided that the tonnes and grade for each resource are also disclosed; however, the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces. Under U.S. regulations, the tonnage and average grade described herein disseminated by us would be characterized as mineralized material. We provide such disclosure about our properties to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total Cash Costs per GEO, and All-in Sustaining Costs (“AISC”) per GEO.

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. For both total cash costs and all-in sustaining costs we include our attributable share of total cash costs from operations where we hold less than a 100% economic share in the production, such as MSC, where we hold a 49% interest.  Total cash cost and all-in sustaining cash cost per GEO sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Annual Report on Form 10-K for the year ended December 31, 2018.

McEwen Mining Inc.

Earnings from Mining Operations

The term Earnings from Mining Operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define Earnings from Mining Operations as Gold and Silver Revenues from our El Gallo Mine, Black Fox Mine, and our 49% attributable share of the San José Mine’s Net Sales, less their respective Production Costs Applicable to Sales. To the extent that Production Costs Applicable to Sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at Production Costs Applicable to Sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine Net Sales and Production Costs Applicable to Sales are presented, on a 100% basis, in Note 5 of McEwen Mining’s Annual Report on Form 10-K for the year ended December 31, 2018.

Cash, Investments and Precious Metals

The term cash, investments and precious metals used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Cash, investments and precious metals is calculated as the sum of cash, investments and ounces of doré held in inventory, valued at the London P.M. Fix spot price at the corresponding period. A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining’s Annual  Report on Form 10-K for the year ended December 31, 2018.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Christina McCarthy Investor Relations (647)-258-0395 ext 390 info@mcewenmining.com	Website: www.mcewenmining.com Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining Instagram: instagram.com/mcewenmining	150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9 (866)-441-0690

McEwen Mining Inc.